Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On February 29, 2016, DENTSPLY completed the merger with Sirona under the terms of the merger agreement, dated September 15, 2015. As used in this unaudited pro forma combined financial information (i) “DENTSPLY” refers to DENTSPLY International Inc. at any time prior to the effective time of the merger, (ii) “Sirona” refers to Sirona Dental Systems, Inc. at any time prior to the effective time of the merger and (iii) “DENTSPLY SIRONA” or the “Company” refers to DENTSPLY SIRONA Inc. (formerly known as DENTSPLY International Inc.) as the combined company resulting from the consummation of the merger.

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of DENTSPLY and Sirona after giving effect to the merger, and the merger-related pro forma adjustments as described in the notes below.

The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of DENTSPLY and Sirona, giving effect to the merger as if it had been consummated on December 31, 2015. The unaudited pro forma combined statement of operations for the year ended December 31, 2015 combine the historical consolidated statements of operations of DENTSPLY and Sirona, giving effect to the merger as if it had been consummated on January 1, 2015. The historical consolidated financial statements of Sirona have been adjusted to reflect certain reclassifications in order to conform with DENTSPLY’s financial statement presentation.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) with DENTSPLY considered the acquirer of Sirona for accounting purposes. Accordingly, consideration given by DENTSPLY to complete the merger is allocated to the assets and liabilities of Sirona based upon their estimated fair values as of the date of completion of the merger. As of the date of this filing, DENTSPLY has performed a preliminary valuation analysis of the assets and liabilities and allocated the consideration based on the preliminary analysis, but there may be material changes as the valuation is finalized. A final determination of the fair value of Sirona’s assets and liabilities, which is in progress, will be based on the actual net tangible and intangible assets and liabilities of Sirona that exist as of the date of completion of the merger. DENTSPLY has preliminarily identified adjustments necessary to conform Sirona’s accounting policies to DENTSPLY’s accounting policies, but there may be other material adjustments that have not yet been identified. Accordingly, the pro forma merger consideration allocation and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma merger consideration allocation and adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements presented below. DENTSPLY estimated the fair value of Sirona’s assets and liabilities based on Sirona’s preliminary closing balance sheet, discussions with Sirona’s management, and preliminary valuation studies. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations until the allocation of merger consideration is finalized. There can be no assurance that such finalization will not result in material changes.

The merger closed on February 29, 2016. The value of the consideration transferred for accounting purposes is based on the closing share price of DENTSPLY’s stock on the last trading day prior to the closing date of the transaction (February 26, 2016).

These unaudited pro forma combined financial statements have been developed from and should be read in conjunction with (1) accompanying notes to the unaudited pro forma condensed combined financial statements, (2) the unaudited interim consolidated financial statements of Sirona for the quarterly period ended December 31, 2015 contained in its Quarterly Report on Form 10-Q, (3) the audited consolidated financial statements of DENTSPLY contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and (4) the audited consolidated financial statements of Sirona contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2015. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of DENTSPLY SIRONA would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results. DENTSPLY SIRONA expects to incur significant costs associated with integrating the operations of DENTSPLY and Sirona. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

Description of the Merger

On February 29, 2016, DENTSPLY completed the merger with Sirona under the terms of the merger agreement, dated September 15, 2015, by and among, DENTSPLY, Sirona and Dawkins Merger Sub Inc. (the “merger agreement”). Immediately after the completion of the merger, DENTSPLY changed its name to DENTSPLY SIRONA Inc. As a result of the merger, at the effective time of the merger (the “effective time”), each outstanding share of common stock of Sirona, other than certain cancelled shares, was converted into the right to receive 1.8142 shares of Company common stock and cash in lieu of any fractional shares of any Company common stock that Sirona stockholders would otherwise have been entitled to receive. The Company issued 101.8 million shares of Company common stock, or 42% of total common shares outstanding following the closing of the transaction.

Upon completion of the merger, at the effective time, (i) each outstanding option to purchase shares of Sirona common stock and (ii) all outstanding Sirona restricted stock units that vest solely based on time under the applicable Sirona plan pursuant to which such restricted stock unit was issued prior to the merger were assumed by the Company. As a result of this assumption, the assumed options and assumed restricted stock units, at the effective time, were converted pursuant to the merger agreement into, respectively, (x) an option to purchase shares of DENTSPLY SIRONA common stock, and (y) restricted stock units of the DENTSPLY SIRONA, each on the same terms and conditions as were in effect immediately prior to the completion of the merger based on the exchange ratio of 1.8142 as set forth in the merger agreement.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

At December 31, 2015

	Historical
(in millions of US dollars)	DENTSPLY	Sirona	Reclassifications[1]	Acquisition Adjustments[2]		Pro Forma Combined

Assets
Current Assets:
Cash and cash equivalents	$284.6	$485.0	$-	$-		$769.6
Restricted cash	-	0.5	(0.5)	-		-
Accounts and notes receivables-trade, net	399.9	192.9	-	(0.6)	a	592.2
Inventories, net	340.4	131.9	-	72.1	c	544.4
Deferred tax assets	-	27.3	(27.3)	-		-
Prepaid expenses and other current assets, net	171.8	28.8	37.2	(0.3)	a	237.5
Income tax receivable	-	9.4	(9.4)	-		-
Total Current Assets	1,196.7	875.8	-	71.2		2,143.7
Property, plant, and equipment, net	558.8	202.7	-	33.3	c	794.8
Restricted cash	-	0.5	(0.5)	-		-
Identifiable intangible assets, net	600.7	207.3	-	2,226.7	b	3,034.7
Goodwill, net	1,987.6	572.9	-	3,312.8	d	5,873.3
Other noncurrent assets, net	59.1	2.6	12.0	-		73.7
Deferred tax assets	-	11.5	(11.5)	-		-
Total Assets	$4,402.9	$1,873.3	$-	$5,644.0		$11,920.2

Liabilities and Equity
Current Liabilities:
Accounts payable	$133.6	$49.2	$-	$(0.6)	a	$182.2
Accrued liabilities	310.1	182.9	-	35.4	a, e, j	528.4
Income taxes payable	20.2	17.7	0.4	(5.4)	e	32.9
Deferred tax liabilities	-	0.4	(0.4)	-		-
Notes payable and current portion of long-term debt	12.1	53.1	-	-		65.2
Total Current Liabilities	476.0	303.3	-	29.4		808.7
Long-term debt	1,141.0	4.7	-	-		1,145.7
Deferred income taxes	160.3	96.5	-	756.1	f	1,012.9
Other noncurrent liabilities	286.2	20.2	81.4	(8.5)	i, j	379.3
Pension related provisions	-	60.4	(60.4)	-		-
Deferred income	-	21.0	(21.0)	-		-
Total Liabilities	2,063.5	506.1	-	777.0		3,346.6
Equity
Preferred stock	-	-	-	-		-
Common stock	1.6	0.6	-	0.4	g, h	2.6
Capital in excess of par value	237.8	705.9	-	5,546.2	g, h	6,489.9
Retained earnings	3,591.0	998.1	-	(1,020.1)	e, h	3,569.0
Accumulated other comprehensive loss	(594.0)	(208.5)	-	208.5	h	(594.0)
Treasury stock, at cost	(898.4)	(132.0)	-	132.0	h	(898.4)
Total Dentsply Sirona Equity	2,338.0	1,364.1	-	4,867.0		8,569.1
Noncontrolling interests	1.4	3.1	-	-		4.5
Total Equity	2,339.4	1,367.2	-	4,867.0		8,573.6
Total Liabilities and Equity	$4,402.9	$1,873.3	$-	$5,644.0		$11,920.2

1 See Note 2 to the unaudited pro forma combined financial statements.

2 See Note 3 to the unaudited pro forma combined financial statements.

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2015

	Historical
(in millions of US dollars, except per share data)	DENTSPLY	Sirona[1]	Reclassifications[2]	Acquisition Adjustments[3]		Pro Forma Combined

Net Sales	$2,674.3	$1,161.3	$-	$(2.5)	a, h	$3,833.1
Cost of products sold	1,157.1	513.1	23.9	0.8	a, b, e	1,694.9
Gross Profit	1,517.2	648.2	(23.9)	(3.3)		2,138.2
Selling, general and administrative expenses	1,077.3	344.1	20.9	88.2	b, f, g	1,530.5
Research and development expense	-	54.8	(54.8)	-		-
Net other operating (income) loss	-	(9.0)	9.0	-		-
Restructuring and other costs	64.7	-	-	-		64.7
Operating income	375.2	258.3	1.0	(91.5)		543.0
Other income and expenses
(Gain) loss on foreign currency transactions	-	17.9	(17.9)	-		-
(Gain) loss on derivative instruments	-	(1.7)	1.7	-		-
Interest (income) expense, net	-	4.2	(4.2)	-		-
Interest expense	55.9	-	4.9	-		60.8
Interest income	(2.2)	-	(0.7)	-		(2.9)
Other expense (income), net	(8.2)	(5.0)	17.2	-		4.0
Income before income taxes	329.7	242.9	-	(91.5)		481.1
Provision for income taxes	77.0	54.8	-	(33.7)	c	98.1
Equity in net (loss) income of unconsolidated affiliated company	(1.6)	-	-	-		(1.6)
Net Income	251.1	188.1	-	(57.8)		381.4
Less: Net Income attributable to noncontrolling interests	(0.1)	1.9	-	-		1.8
Net income attributable to Dentsply Sirona	$251.2	$186.2	$-	$(57.8)		$379.6

Earnings per common share:
Basic	$1.79	$3.35			d	$1.57
Diluted	$1.76	$3.30			d	$1.55
Weighted average common shares outstanding:
Basic	140.0	55.6				241.8
Diluted	142.5	56.4				245.6

1 Sirona’s statement of operations for the fiscal year ended September 30, 2015.

2 See Note 2 to the unaudited pro forma combined financial statements.

3 See Note 4 to the unaudited pro forma combined financial statements.

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

Under the terms of the merger agreement, at the effective time, (a) Sirona became a wholly-owned subsidiary of DENTSPLY; (b) each outstanding share of Sirona common stock was exchanged for 1.8142 shares of DENTSPLY SIRONA common stock; and (c) Sirona stock options and equity awards were converted into stock options and equity awards with respect to DENTSPLY SIRONA common stock based on the exchange ratio. For further information regarding the treatment of Sirona stock options and equity awards, see “Description of the Merger” above.

The unaudited pro forma combined financial statements were prepared in accordance with ASC 805 Business Combinations, using the acquisition method of accounting with DENTSPLY considered to be the acquirer of Sirona for accounting purposes.

The unaudited pro forma combined financial statements present the pro forma combined financial position and results of operations of the merged company, DENTSPLY SIRONA, based upon the historical financial statements of DENTSPLY and Sirona, after giving effect to the merger and adjustments described in these notes. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not intended to reflect the financial position and results of operations which would have actually resulted had the merger been reflected on the dates indicated. Further, the unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The unaudited pro forma combined balance sheet gives effect to the merger as if it had been consummated on December 31, 2015 and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed, which may result in material changes. The unaudited pro forma combined statement of operations gives effect to the merger as if it had been consummated on January 1, 2015.

The unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the merger consideration to identifiable net assets acquired and the excess merger consideration to goodwill. The merger consideration allocation in these unaudited pro forma combined financial statements is based upon aggregate merger consideration of approximately $6.3 billion. This amount was calculated as described below in accordance with the merger agreement, based on the outstanding shares of Sirona common stock at February 26, 2016, the exchange ratio of 1.8142 shares of DENTSPLY common stock for each Sirona share and a price per DENTSPLY common share of $60.67, which represents the closing price of DENTSPLY shares of common stock on February 26, 2016. Pursuant to the merger, 101.8 million shares of DENTSPLY common stock were issued to Sirona stockholders based upon the 56.1 million shares of Sirona stock outstanding at the effective time of the merger and the exchange ratio of 1.8142 shares of DENTSPLY common stock for each Sirona share. The merger consideration also included a portion of the estimated fair value of DENTSPLY stock options and equity awards issued at the effective time of the merger in exchange for similar securities of Sirona. Sirona stock options outstanding at the effective time of the merger were assumed by DENTSPLY and modified to provide for the purchase of DENTSPLY common stock. Sirona equity awards outstanding at the effective time of the merger were converted into equity awards of DENTSPLY common stock, after giving effect to the exchange ratio of 1.8142 DENTSPLY shares for each outstanding Sirona share. Vested Sirona stock options and equity awards are considered part of the merger consideration. Accordingly, the merger consideration includes an estimated fair value of stock options and equity awards issued by DENTSPLY of approximately $82.4 million.

The preliminary merger consideration is calculated as follows:

(in millions of US dollars, except per share data)*
Outstanding shares of Sirona common stock exchanged	56.1
Exchange ratio	1.8142
Shares of DENTSPLY common stock issued	101.8
Price per share	$60.67
Fair value of DENTSPLY shares issued	$6,173.8
Fair value of DENTSPLY options and RSUs issued in exchange for Sirona options and RSUs	$82.4
Estimated aggregate merger consideration	$6,256.2

*Table may not foot due to rounding

The table below represents a preliminary allocation of the total consideration to Sirona’s tangible and intangible assets and liabilities based on DENTSPLY management’s preliminary estimate of their respective fair values:

(in millions of US dollars)
Cash and cash equivalents	$485.0
Accounts receivable, net	192.9
Inventories, net	204.0
Other current assets	66.0
Property, plant and equipment	236.0
Goodwill	3,885.7
Intangible assets	2,434.0
Other noncurrent assets	14.6
Current liabilities	(258.5)
Long term debt, including current portion	(57.8)
Noncurrent deferred income tax liabilities	(852.6)
Other noncurrent liabilities	(93.1)
Allocated Aggregate Merger Consideration	$6,256.2

Upon completion of the fair value assessment, it is anticipated that the ultimate allocation of merger consideration will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities, which may be material, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2. Reclassification Adjustments

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by DENTSPLY. Certain balances from the consolidated financial statements of Sirona were reclassified to conform presentation to that of DENTSPLY:

The following reclassifications were made to the unaudited pro forma combined balance sheet as of December 31, 2015 (in millions of US dollars):

	Increase/(Decrease)
Account Description	Reclass Restricted Cash	Reclass Deferred Taxes	Reclass Income Tax Receivable	Reclass Pension Liability	Reclass Deferred Income	Total
Restricted cash	$(0.5)	$-	$-	$-	$-	$(0.5)
Deferred tax assets	-	(27.3)	-	-	-	(27.3)
Prepaid expenses and other current assets, net	0.5	27.3	9.4	-	-	37.2
Income tax receivable	-	-	(9.4)	-	-	(9.4)
Noncurrent restricted cash	(0.5)	-	-	-	-	(0.5)
Other noncurrent assets, net	0.5	11.5	-	-	-	12.0
Deferred tax assets	-	(11.5)	-	-	-	(11.5)
Income taxes payable	-	0.4	-	-	-	0.4
Deferred tax liabilities	-	(0.4)	-	-	-	(0.4)
Other noncurrent liabilities	-	-	-	60.4	21.0	81.4
Pension related provisions	-	-	-	(60.4)	-	(60.4)
Deferred income	-	-	-	-	(21.0)	(21.0)

The following reclassifications were made to the unaudited pro forma combined statement of operations for the year ended December 31, 2015 (in millions of US dollars):

	Increase/(Decrease)
Account Description	Reclass R&D Expense	Reclass Warranty Expense	Reclass Other Operating Income	Reclass FX Related Gains and Losses	Reclass Interest Income and Expense	Total
Cost of products sold	$-	$23.9	$-	$-	$-	$23.9
Selling, general and administrative expenses	54.8	(23.9)	(10.0)	-	-	20.9
Research and development expense	(54.8)	-	-	-	-	(54.8)
Net other operating (income) loss	-	-	9.0	-	-	9.0
(Gain) loss on foreign currency transactions	-	-	-	(17.9)	-	(17.9)
(Gain) loss on derivative instruments	-	-	-	1.7	-	1.7
Interest (income) expense, net	-	-	-	-	(4.2)	(4.2)
Interest expense	-	-	-	-	4.9	4.9
Interest income	-	-	-	-	(0.7)	(0.7)
Other expense (income), net	-	-	1.0	16.2	-	17.2

Further review may identify additional intercompany transactions, reclassifications, or differences in accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial statements.

Note 3. Unaudited Pro Forma Combined Balance Sheet Adjustments

The unaudited pro forma combined balance sheet reflects the following adjustments:

(a)	Intercompany Balances. Adjustments have been made to eliminate trading balances between DENTSPLY and Sirona totaling $0.9 million as of December 31, 2015.

(b)	Intangible Assets. Identifiable intangible assets expected to be acquired consists of the following (in millions of US dollars):

Description	Estimated Value
Developed technology	$1,034.0
Trademark / trade names	905.0
Customer relationships	495.0
Total identifiable intangible assets	$2,434.0

Less: book value of Sirona’s identifiable intangible assets	(207.3)
Pro forma adjustment	$2,226.7

The fair value estimate for identifiable intangible assets is preliminary and determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination. Acquired intangible assets include both definite-lived assets consisting of customer relationships and developed technology, and indefinite-lived assets consisting of trademarks and trade names. Customer relationships encompass both distributor and direct end-user customers. Acquired technology assets relate to existing patents and trade secrets that protect a number of Sirona products. Management valued customer relationships using the excess from earnings method, and valued developed technology and trademarks and trade names using the relief from royalty method. All valuation methods are forms of the income approach supported by observable market data for peer companies.

(c)	Asset Fair Value Step Up. These adjustments represent increases in book value for Sirona’s inventory and property, plant and equipment of $72.1 million and $33.3 million, respectively. The fair value estimate for property, plant and equipment is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The fair value estimate for inventory is preliminary and is related to finished goods and work-in-process inventory only. The estimate was calculated using preliminary analyses of reasonable profit margin and selling costs. The final fair value determination for inventory and property, plant and equipment may differ materially from this preliminary determination.

(d)	Goodwill. Goodwill is calculated as the difference between the fair value of the aggregate merger consideration and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the table in Note 1 reflects the estimated goodwill as a result of the merger of $3.9 billion as of December 31, 2015. The excess of the merger consideration over the estimated fair value of the identifiable net assets acquired is calculated as follows:

(in millions of US dollars)
Aggregate merger consideration	$6,256.2
Less: fair value of net assets acquired	(2,370.5)
Total new goodwill	3,885.7
Less: book value of Sirona’s goodwill	(572.9)
Pro forma adjustment	$3,312.8

(e)	Transaction-Related Costs. Adjustments were made to record accrued liabilities of $44.7 million which represent non-recurring, readily determinable and factually supportable estimates of transaction costs that are directly attributable to the merger. The related estimated tax benefit of $5.4 million was recorded as an offset to income taxes payable. The resulting after-tax impact of $39.3 million was recorded as an offset to retained earnings as of December 31, 2015.

(f)	Deferred Tax Impact of Fair Value Adjustments. This adjustment reflects estimates of deferred income tax liabilities resulting from pro forma fair value adjustments for the assets to be acquired based on DENTSPLY’s estimated blended statutory tax rate of 32.2%. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets to be acquired. The incremental deferred tax liabilities were calculated based on the U.S. and foreign statutory rates where fair value adjustments were estimated. This estimate of deferred income taxes is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(g)	Common Stock Issuance. An estimated 101.8 million shares of DENTSPLY common stock were issued to Sirona stockholders as the merger consideration in connection with the merger, based on Sirona shares of common stock outstanding as of February 26, 2016. The value of the merger consideration is estimated to be approximately $6.3 billion based on a per share price of $60.67, which was the closing price on February 26, 2016, and including an estimated fair value of stock options and equity awards issued by DENTSPLY of approximately $82.4 million.

(h)	Sirona Stockholders’ Equity. Adjustments have been made to eliminate all Sirona stockholder equity, including common stock, capital in excess of par value, treasury stock, retained earnings, accumulated other comprehensive loss and Sirona’s portion of the estimated after-tax transaction costs as noted in (e) above.

(i)	Pension Liability. The book value of Sirona’s defined benefit pension liability was adjusted to fair value as of December 31, 2015 therefore no additional adjustment was necessary.

(j)	Deferred Income. Adjustments have been made to write-down Sirona’s short-term deferred income by $9.0 million and long-term deferred income by $8.5 million. Deferred income was reduced to reflect the assumed performance obligations at fair value.

Note 4. Unaudited Pro Forma Combined Statement of Operations Adjustments

The unaudited pro forma combined statement of operations reflects the following adjustments:

(a)	Intercompany trading. Adjustments have been made to eliminate sales and royalties between DENTSPLY and Sirona totaling $2.5 million for the year ended December 31, 2015.

(b)	Amortization and depreciation. Adjustments have been made to represent i) increased amortization related to the fair value of identified intangible assets with definite lives, and ii) depreciation related to the fair value step up of property, plant and equipment.

The following table shows the pre-tax impact on amortization expense (in millions of US dollars):

Description	Preliminary Fair Value	Estimated Useful Life (years)	Annual Amortization
Developed technology	$1,034.0	12	$86.2
Trademark / trade names	905.0	Indefinite	-
Customer relationships	495.0	14	35.3
Total identifiable intangible assets	$2,434.0		$121.5

Less: amortization expense recorded by Sirona			(26.9)
Incremental amortization expense			$94.6

Incremental depreciation related to the fair value step up of property, plant and equipment was estimated to be $3.3 million on a pre-tax basis for the year ended December 31, 2015.

(c)	Provision for income taxes. These adjustments represent the tax effects of the adjustments described in Note 4(b) and 4(f) using the estimated blended statutory tax rate that would apply to these adjustments.

(d)	Earnings per share. The pro forma combined basic and diluted earnings per share for the year ended December 31, 2015:

(in millions of US dollars, except per share data)	Year ended December 31, 2015
DENTSPLY historic average basic shares	140.0
Shares issued for Sirona	101.8
Pro forma historic average basic shares	241.8

Dilutive effect of securities	3.8
Pro forma diluted weighted average shares outstanding	245.6

Pro Forma Net Income	$379.6

EPS - Basic	$1.57
EPS - Diluted	$1.55

(e)	Inventory revaluation roll off. Although the step up in the fair value of inventory will result in a temporary increase in cost of products sold as the acquired inventory is sold during the first several months following the merger, the unaudited pro forma combined statement of operations does not include related adjustments as there will be no continuing impact to the combined company.

(f)	Stock compensation expense. These adjustments represent the expected change in stock compensation expense related to unvested stock options and equity awards resulting from fair value re-measurement of the awards. For purposes of the unaudited pro forma combined statement of operations, the awards were measured using stock prices as of February 26, 2016 and unvested awards as of February 29, 2016. Additional expense of $5.8 million was recorded on a pre-tax basis for the year ended December 31, 2015.

(g)	Transaction costs. This adjustment reflects the elimination of historical merger-related transaction costs of $12.2 million incurred in connection with the merger, principally legal and financial advisory fees, due to the non-recurring nature of these expenses. There was no income tax benefit recorded on these expenses and accordingly no pro forma tax adjustment has been recorded on this adjustment.

(h)	Deferred income amortization. Although the write-down in the fair value of deferred income will result in a temporary decrease in net sales as the acquired deferred income is amortized during the first several months following the merger, the unaudited pro forma combined statement of operations does not include related adjustments as there will be no continuing impact to the combined company.